EXHIBIT 99.1

1341 Orleans Drive, Sunnyvale, CA 94089
Tel: (408) 542-3000 Fax: (408) 542-3001

OMNIVISION APPOINTS PETER V. LEIGH AS CHIEF FINANCIAL OFFICER

SUNNYVALE, Calif. — September 15, 2004 — OmniVision Technologies, Inc. (Nasdaq:OVTI), a leading independent supplier of CMOS image sensors for high-volume imaging applications, today announced the appointment of Peter V. Leigh as vice president of finance and chief financial officer.

Mr. Leigh succeeds John T. Rossi, who has resigned as vice president of finance and CFO, but who will be available to assist in the transition of responsibilities to Mr. Leigh. OmniVision would like to thank Mr. Rossi for his service as vice president of finance and CFO and for his prior service as a member of its Board of Directors.

Mr. Leigh joins OmniVision after more than 25 years of financial experience in several industries, including semiconductor, bio-pharmaceuticals and bio-technology research products. From November 1995 to December 2002, he served as the CFO of Metron Technology, a global provider of materials and services to the semiconductor industry. From 1992 to 1995, Mr. Leigh served as CFO of Liposome Technology, a bio-pharmaceutical company. From 1982 to 1992, he served as corporate controller of Bio-Rad Laboratories, a manufacturer of research chemistry products, clinical diagnostics and analytical instruments. Mr. Leigh holds an M.B.A. from Harvard Business School and a B.A. from Oxford University.

“We are very excited to have Peter join our management team as John’s successor. Peter is a seasoned executive with considerable experience and a demonstrated record of accomplishment in the areas of financial management, systems management, administration and corporate strategy. Peter will be a valued member of the OmniVision team, and we look forward to working with him,” said Shaw Hong, president and CEO.

About OmniVision

OmniVision Technologies designs and markets high-performance semiconductor image sensors. Its OmniPixel and CameraChip products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at www.ovt.com.

OmniVision, CameraChip and OmniPixel are trademarks of OmniVision Technologies, Inc.

Contact:
OmniVision Technologies, Inc. Peter V. Leigh 408-542-3000	Silverman Heller Associates Philip Bourdillon / Gene Heller 310-208-2550

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